EXHIBIT 10.10

AMENDMENT OF LEASE

This Amendment of Lease Agreement (this “Amendment”), dated as of the 26th day of July 2013, by and between TRIZECHAHN 1065 AVENUE OF THE AMERICAS PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and SEAMLESS NORTH AMERICA, LLC (formerly known as SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC), a Delaware limited liability company (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are the present parties to a lease dated as of May 19, 2011 (the “Existing Lease”), demising to Tenant the entire fifteenth (15th) floor as more particularly set forth in the Existing Lease in Landlord’s building known as 1065 Avenue of the Americas, New York, New York.

WHEREAS, ARAMARK Corporation, a Delaware corporation (“Guarantor”) guaranteed particular obligations of Tenant under the Existing Lease pursuant to that certain Guaranty (the “Guaranty”) made by Guarantor as of May 18, 2011.

WHEREAS, there occurred a “Corporate Succession” as described in Section 16.7.2 of the Existing Lease, which Corporate Succession constitutes a “Qualifying Corporate Succession” as defined in Section 6 of the Guaranty.

WHEREAS, as contemplated in Section 6 of the Guaranty, Tenant is delivering a letter of credit to Landlord and upon delivery thereof, the Guaranty will automatically terminate and guarantor will have no further liability thereunder.

WHEREAS, Landlord and Tenant desire to amend the Existing Lease to provide for the delivery and administration of the letter of credit.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant agree as follows:

1.Definitions. All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meanings ascribed to them in the Existing Lease unless otherwise defined herein. As used herein, the term “Lease” shall mean the Existing Lease, as amended by this Amendment and as hereafter amended in accordance with the terms of the Existing Lease.

2.Qualifying Corporate Succession. Landlord hereby acknowledges the occurrence of a Qualifying Corporate Succession (as defined in the Guaranty) of the type described in clause (y) of Section 16.7.2 of the Lease. Accordingly, as a condition of the termination of the Guaranty, Tenant shall, simultaneously with its execution of this Amendment, deliver to Landlord a letter of credit satisfying the conditions of Section 3 below. Upon delivery of such letter of credit, the Guaranty shall terminate and be of no further effect and Guarantor shall have no further liability thereunder.

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3.Letter of Credit or Cash Security Deposit.

(A)Upon the execution of this Amendment, Tenant shall deliver to Landlord a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank (hereinafter referred to as the “Issuing Bank”) which shall be a member bank of the New York Clearinghouse Association or any successor thereto (or, in the alternative, which shall have offices for banking purposes in the Borough of Manhattan and shall have a net worth determined in accordance with generally accepted accounting principles of not less than $1,000,000,000, with appropriate evidence thereof to be submitted by Tenant), which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in form of Exhibit A annexed hereto and made a part hereof, (iii) be for the account of Landlord, (iv) be in the amount of $1,964,233.07, (v) except as otherwise provided herein, conform and be subject to International Standby Practices (1998), International Chamber of Commerce Publication No. 590, (vi) be fully transferable by Landlord without any fees or charges therefor (except for any such administrative charges for which Tenant shall reimburse Landlord), (vii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft only, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the Term of the Lease, unless the Issuing Bank shall send notice to Landlord by registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Landlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of this Section 3 as cash security. All references to the Letter of Credit in this Section 3 shall be deemed to refer to the Letter of Credit itself, or any proceeds thereof as may be drawn upon by Landlord.

(B)The Issuing Bank shall (a) be insured by the Federal Deposit Insurance Corporation and (b) have long-term, unsecured and unsubordinated debt obligations rated by Moody’s Investor’s Services, Inc., or its respective successors, of at least A3 or Standard and Poor’s Ratings Services, or its respective successors, of at least A (collectively, the “LC Issuer Requirements”). If (A) at any time the LC Issuer Requirements are not met, or if the financial condition of the Issuing Bank changes in any other materially adverse way, as determined by Landlord in its reasonable discretion or (B) the Issuing Bank is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then Tenant shall in either case within thirty (30) days’ written notice from Landlord, deliver to Landlord either (i) a replacement Letter of Credit which otherwise meets the requirements of this Section 3 and the LC Issuer Requirements or (ii) a cash deposit in the same amount as would be required by the Letter of Credit delivered under Section 3(A), and, subject to the last sentence of this Section 3(B), Tenant’s failure to do so shall, notwithstanding anything in the Lease to the contrary, constitute an Event of Default for which there shall be no notice or cure periods being applicable thereto other than the aforesaid thirty (30) day period. In addition to, and notwithstanding anything to the contrary contained in, the foregoing, among all other rights available to it at law or in equity, in the case of (A) above, Landlord shall have the right to immediately, and without further notice to Tenant, draw the entire Letter of Credit and to hold the proceeds thereof, and in the case of (B) above, Landlord shall have the right to require Tenant, within a ten (10) business day period following the written notice from Landlord to Tenant, to deliver a cash security deposit in the amount of the Letter of Credit, which shall be held in accordance with this Section 3, as if such cash deposit were the Letter of Credit. Notwithstanding any provision to the contrary set forth herein, if Landlord has drawn on the Letter of Credit pursuant to the immediately preceding sentence, Tenant shall have no further obligation to provide Landlord with a replacement Letter of Credit or cash security and all monies so drawn on the Letter of Credit by the Landlord will be held by Landlord as a cash security deposit. Notwithstanding anything to the contrary in this Section 3, Wells Fargo Bank, N.A. is deemed to satisfy the LC Issuer Requirements as of the date of this Amendment.

(C)Tenant acknowledges and agrees that the Letter of Credit or the cash security deposit shall be security for the faithful performance and observance by Tenant of all of the covenants, agreements, terms, provisions and conditions of the Lease, and that Landlord shall have the right to draw upon the entire Letter of Credit in any instance in which Landlord would have the right to use, apply or retain any proceeds thereof pursuant to this Section 3. Upon the occurrence of an Event of Default, Landlord may, at its option, use, apply or retain all or any part of the proceeds of the Letter of Credit for the payment of (1) any Rent in arrears or any other sums of which Tenant shall be in default under the Lease and (2) any expenses, costs or damages that the Lease provides are payable by Tenant to Landlord upon or following an Event of Default. Landlord shall not be required to use, apply

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or retain the whole or any part of the proceeds of the Letter of Credit, but if Landlord shall use or apply all or any portion of the proceeds of the Letter of Credit in accordance with the immediately preceding sentence, Tenant shall, within ten (10) business days after the receipt of a written demand made by Landlord, deposit with Landlord a sum sufficient to restore the amount of security held by Landlord to the amount required to be deposited on the date of this Amendment, which may be in the form of a letter of credit meeting the requirements of Section 3(A) or a cash deposit. Tenant’s failure to so restore the security held by Landlord within such ten (10) business day period shall constitute an Event of Default.

(D)Tenant shall not assign or encumber the Letter of Credit without Landlord’s express written consent. Neither Landlord nor its successors or assigns shall be bound by any assignment or encumbrance of the Letter of Credit unless Landlord has given its express written consent. Nothing in this Section (D) shall limit Tenant’s right to assign the Lease in accordance with the provisions of Article 16 of the Lease. Landlord shall have the right, at any time and from time to time, to transfer the Letter of Credit to any purchaser or lessee of the entire Building, provided Landlord notifies Tenant of such transfer prior to, contemporaneously with, or promptly following, such transfer. Upon any such transfer and notice thereof, Tenant agrees to look solely to the new owner or lessee for the return of the Letter of Credit.

(E)Provided that Tenant shall have fully and faithfully performed all of its obligations under the Lease, Landlord shall refund the Letter of Credit, or any remaining balance, or any cash security delivered to Landlord by Tenant in accordance with this Section 3, to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest under the Lease, within ten (10) business days after the expiration or earlier termination of the Term and Tenant’s vacation and surrender of exclusive possession of the Premises to Landlord in the condition required by the provisions of the Lease. Landlord’s obligations under this Section 3(E) shall survive the expiration or earlier termination of the Term.

4.Rent Credit. Tenant acknowledges that $100,000.00 was credited against Base Rent in the month of July 2012, as contemplated by that letter agreement dated June 13, 2012 between Tenant and Landlord.

5.Lease Ratified. Except as modified by this Amendment, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect, and are hereby ratified and confirmed.

6.Successors and Assigns. The Covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

7.Changes to be in Writing. This Amendment may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

8.Not Binding Until Executed by Landlord. This Amendment shall not be binding in any respect upon Landlord or Tenant until a counterpart hereof is executed by Landlord and delivered to tenant.

9.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURE(S) ON FOLLOWING PAGE(S)]

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EXHIBIT 10.10

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

TRIZECHAHN 1065 AVENUE OF THE AMERICAS PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ Adam R. Goldenberg
Name:	Adam R. Goldenberg
Title:	Market Managing Director

TENANT:

SEAMLESS NORTH AMERICA, LLC. a Delaware limited liability company

By:	/s/ Ted Pastva
Name:	Ted Pastva
Title:	VP Finance

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Exhibit A

Letter of Credit

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